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Moto Photo, Inc. and
Subsidiaries
Exhibit 11 - Computation of Per Share
Earnings

                               Three        Three          Nine        Nine
                               Months       Months        Months      Months
                               Ended        Ended         Ended        Ended
                              30-Sep-95    30-Sep-94     30-Sep-95    30-Sep-94
PRIMARY
Average shares outstanding    7,785,973    5,663,340     7,653,980   5,654,451
Net effect of dilutive
common equivalents --
   based on the tresaury
stock method using
   average market price         (B)          (B)           (B)          (A)

TOTAL                         7,785,973    5,663,340     7,653,980   5,654,451



Net Income  (Loss)         $    180,245 $    408,976   $ (154,064) $   213,736
Adjustment to Income Applicable to                         673,219
Common Stock
Less Preferred Stock           (73,177)    (281,250)     (234,350)   (837,276)
dividend requirements

Net Loss applicable to          107,068      127,726       284,805   (623,540)
Common Stock



Per share amount           $       0.01 $       0.02   $      0.04 $    (0.11)

FULLY DILUTED
Average shares outstanding    7,785,973    5,663,340     7,653,980   5,654,451
Net effect of dilutive
common stock
   equivalents -- based on
the treasury
   stock method using the quarter-end
market
   price, if higher than        (B)          (B)           (B)          (B)
average market price
Assumed conversion of $1.20
cumulative
   convertible preferred        (C)          835,000       (C)         835,000
shares
Assumed conversion of
Series E and F
   convertible preferred      5,732,758    5,470,085     5,516,406   4,603,806
shares

TOTAL                        13,518,731   11,968,425    13,170,386  11,093,257




Net Income(Loss)           $    180,245 $    408,976   $ (154,064) $   213,736
Adjustment to Income          1,342,026    1,066,653     1,342,026   1,066,653
Applicable to Common Stock
Adjustment to Income                  0            0       673,219           0
Applicable to Common Stock

Fully Diluted Net             1,522,271    1,475,629     1,861,181   1,280,389
Income(Loss)

Per share amount           $       0.11 $       0.12   $      0.14 $      0.12




(A) The effects of conversion of common stock equivalents to common stock are antidilutive to the earnings
per share calculations.
(B) Less than 3%
(C) Converted to common in 1994
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